EXHIBIT 99.1

HEICO Reports Record Sales and Operating Income for Second Quarter Fiscal 2007

Net Income Up 25% and Operating Income Up 27% On 32% Increase in Net Sales; Fiscal 2007 Targets Raised

HOLLYWOOD, Fla. and MIAMI, Fla., May 30, 2007 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 25% to $9,407,000, or 35 cents per diluted share, for the second quarter of fiscal 2007 from $7,542,000, or 28 cents per diluted share, for the second quarter of fiscal 2006. For the first six months of fiscal 2007, net income increased 21% to $17,328,000, or 65 cents per diluted share, from $14,291,000, or 54 cents per diluted share, in the first six months of fiscal 2006.

Operating income increased 27% to a record $21,083,000 for the second quarter of fiscal 2007 from $16,620,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, operating income increased 20% to a record $38,223,000 from $31,906,000 in the first six months of fiscal 2006.

Net sales increased 32% to a record $121,215,000 for the second quarter of fiscal 2007 from $92,092,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, net sales increased 30% to a record $234,899,000 from $180,193,000 in the first six months of fiscal 2006.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are pleased to report new all-time record quarterly consolidated net sales and operating income in our fiscal 2007 second quarter results. Our Flight Support Group reported increased net sales of 45% over the second quarter of fiscal 2006. This follows strong fiscal 2007 first quarter results when our Flight Support Group reported increased net sales of 38% over the first quarter of fiscal 2006. The sales increase within the Flight Support Group reflects strong organic growth, which approximated 19% in the first half of fiscal 2007 when compared to net sales in the first half of fiscal 2006, as well as strategic acquisitions.

Operating income of our Flight Support Group increased 66% to a record $17.9 million for the second quarter of fiscal 2007, up from $10.7 million for the second quarter of fiscal 2006, and increased 44% to a record $32.3 million for the first six months of fiscal 2007, up from $22.4 million for the first six months of fiscal 2006. The increase in operating income of the Flight Support Group for the second quarter and first six months reflects both an increase in net sales and higher operating margins resulting principally from improved operating efficiencies and a favorable product mix. Operating margins of the Flight Support Group improved to 19.3% for the second quarter of fiscal 2007 versus 16.8% for the second quarter of fiscal 2006 and improved to 17.9% for the first six months of fiscal 2007 from 17.5% for the first six months of fiscal 2006.

Net sales of our Electronic Technologies Group for the second quarter and first half of fiscal 2007 increased 2% over the second quarter of fiscal 2006 and 3% over the first half of fiscal 2006, principally reflecting organic growth. Operating income of our Electronic Technologies Group totaled $7.4 million for the second quarter of fiscal 2007 versus $8.9 million for the second quarter of fiscal 2006 and totaled $13.1 million for the first six months of fiscal 2007 versus $15.3 million for the first six months of fiscal 2006. Operating margins of the Electronic Technologies Group were 25.6% in the second quarter of fiscal 2007 and 24.1% in the first six months of fiscal 2007 versus 31.6% in the second quarter of fiscal 2006 and 29.1% for the first six months of fiscal 2006.

While operating income and operating margins of our Electronic Technologies Group are down year-to-date from last year principally as a result of a less favorable product mix, we are pleased to note that the Group's operating income and operating margins in the second quarter of fiscal 2007 increased by 28% and 3.1%, respectively, over the first quarter of fiscal 2007. As we have pointed out in the past, revenues and profits of the Electronic Technologies Group vary considerably from quarter to quarter due to variations in shipping schedules. Accordingly, we do not provide revenue and earnings guidance on a quarterly basis. Based on the improving trends exhibited in the second quarter, recent sales orders and the current backlog of unshipped orders, we continue to expect higher quarterly sales and improved operating margins for the Electronic Technologies Group over the balance of fiscal 2007.

Our consolidated operating margin was 17.4% for the second quarter of fiscal 2007 versus 18.0% for the second quarter of fiscal 2006 and 16.3% for the first six months of fiscal 2007 versus 17.7% for the first six months of fiscal 2006, reflecting the lower operating margins within the Electronic Technologies Group. We expect the improved trend in operating margins in the second quarter of fiscal 2007 to contribute to higher consolidated operating margins for the second half of fiscal 2007.

Cash flow from operating activities for the first six months of fiscal 2007 totaled $21.9 million, including $18.8 million generated in the second quarter of fiscal 2007, up from $7.4 million for the first six months of 2006. We continue to target fiscal 2007 cash flow from operating activities to approximate $50 to $54 million and our capital expenditures for fiscal 2007 should approximate $18 million.

Based on current market conditions, we are raising our targeted fiscal 2007 net sales to a range of $475 to $480 million and diluted net income per share to a range of $1.39 to $1.41. Fiscal 2007 operating income is expected to approximate $81 million, representing a consolidated operating margin of approximately 17%. These targets exclude the impact of additional acquisitions, if any.

As we look to the balance of fiscal 2007 and beyond, we continue to believe our commitment to develop new products and services, increasing product demand from our customers, our strong financial position, and our ability to identify select acquisition opportunities provide the foundation for continued growth in sales and earnings. We further believe the long-term prospects of the commercial airline industry are very strong as exemplified by our recently announced strategic alliance with British Airways, our seventh such unique relationship with a major international airline. We also remain confident that our disciplined business model will provide opportunity for long-term sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, May 31, 2007 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local (641) 297-7768, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local (641) 297-5263 and enter Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 15.2 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                         Three Months Ended April 30,
                                       -------------------------------
                                            2007               2006
                                       ------------       ------------
 Net sales                             $121,215,000        $92,092,000
 Cost of sales                           77,548,000         58,556,000
 Selling, general and
   administrative expenses               22,584,000         16,916,000
                                       ------------       ------------
 Operating income                        21,083,000         16,620,000
 Interest expense                          (860,000)          (861,000)
 Interest and other income                  124,000            307,000
                                       ------------       ------------
 Income before income taxes
  and minority interests                 20,347,000         16,066,000
 Income tax expense                       6,908,000          5,815,000
                                       ------------       ------------
 Income before minority
  interests                              13,439,000         10,251,000
 Minority interests' share of
   income                                 4,032,000          2,709,000
                                       ------------       ------------
 Net income                             $9,407,000(a)       $7,542,000
                                       ============       ============

 Net income per share:
  Basic                                        $.37               $.30
  Diluted                                      $.35               $.28

 Weighted average number
  of common shares
  outstanding:

  Basic                                  25,574,205         25,027,158
  Diluted                                26,842,253         26,621,155

                                         Three Months Ended April 30,
                                       -------------------------------
                                           2007               2006
                                       ------------       ------------
 Operating segment
  information: - (b)
   Net sales:
   Flight Support Group                 $92,396,000        $63,839,000
   Electronic Technologies Group         28,825,000         28,263,000
   Intersegment sales                        (6,000)           (10,000)
                                       ------------       ------------
                                       $121,215,000        $92,092,000
                                       ============       ============
   Operating income:
    Flight Support Group                $17,867,000        $10,746,000
    Electronic Technologies Group         7,376,000          8,945,000
    Other, primarily corporate           (4,160,000)        (3,071,000)
                                       ------------       ------------
                                        $21,083,000        $16,620,000
                                       ============       ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                          Six Months Ended April 30,
                                       -------------------------------
                                           2007               2006
                                       ------------       ------------
 Net sales                             $234,899,000       $180,193,000
 Cost of sales                          153,744,000        114,605,000
 Selling, general and
  administrative expenses                42,932,000         33,682,000
                                       ------------       ------------
 Operating income                        38,223,000         31,906,000
 Interest expense                        (1,709,000)        (1,669,000)
 Interest and other income                  308,000            254,000
                                       ------------       ------------
 Income before income taxes
  and minority interests                 36,822,000         30,491,000
 Income tax expense                      11,896,000         10,731,000
                                       ------------       ------------
 Income before minority
  interests                              24,926,000         19,760,000
 Minority interests'
  share of income                         7,598,000          5,469,000
                                       ------------       ------------
 Net income                             $17,328,000(a)     $14,291,000
                                       ============       ============
 Net income per share:
  Basic                                        $.68               $.58
  Diluted                                      $.65               $.54

 Weighted average number of
  common shares outstanding:

  Basic                                  25,528,419         24,850,558
  Diluted                                26,827,057         26,426,503

                                          Six Months Ended April 30,
                                       -------------------------------
                                           2007                2006
                                       ------------       ------------
 Operating segment
  information: - (b)
   Net sales:
   Flight Support Group                $180,471,000       $127,517,000
   Electronic Technologies
    Group                                54,434,000         52,745,000
   Intersegment sales                        (6,000)           (69,000)
                                       ------------       ------------
                                       $234,899,000       $180,193,000
                                       ============       ============
   Operating income:
    Flight Support Group                $32,292,000        $22,361,000
    Electronic Technologies
     Group                               13,140,000         15,348,000
    Other, primarily corporate           (7,209,000)        (5,803,000)
                                       ------------       ------------
                                        $38,223,000        $31,906,000
                                       ============       ============

 HEICO CORPORATION

 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development
     activities recognized in fiscal 2007 for the full fiscal 2006 year pursuant to the retroactive extension in December 2006 of
     Section 41, "Credit for Increasing Research Activities," of the
     Internal Revenue Code, which increased net income for the first six months and the second quarter of fiscal 2007 by $499,000, or
     $.02 per diluted share, and by $167,000, or $.01 per diluted share, respectively.

 (b) During the third quarter of fiscal 2006, one of the
     Company's subsidiaries formerly included in the Electronic
     Technologies Group was reclassified to the Flight Support Group.
     Prior period amounts have been retroactively restated to reflect the revised segment classification.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                         April 30,         October 31,
                                           2007               2006
                                       ------------       ------------
 Cash and cash equivalents               $5,889,000         $4,999,000
 Accounts receivable, net                68,019,000         65,012,000
 Inventories, net                       106,906,000         97,283,000
 Prepaid expenses and other
  current assets                         14,354,000         12,727,000
                                       ------------       ------------
   Total current assets                 195,168,000        180,021,000
 Property, plant and equipment,
   net                                   51,105,000         49,489,000
 Goodwill                               280,330,000        275,116,000
 Other assets                            32,693,000         30,189,000
                                       ------------       ------------
   Total assets                        $559,296,000       $534,815,000
                                       ============       ============

 Current maturities of long-term
  debt                                   $1,986,000            $39,000
 Other current liabilities               58,432,000         65,464,000
                                       ------------       ------------
   Total current liabilities             60,418,000         65,503,000
 Long-term debt, net of current
  maturities                             49,036,000         55,022,000
 Deferred income taxes                   30,792,000         28,052,000
 Other non-current liabilities            8,936,000          5,679,000
                                       ------------       ------------
   Total liabilities                    149,182,000        154,256,000
 Minority interests in
  consolidated subsidiaries              68,074,000         63,301,000
 Shareholders' equity                   342,040,000        317,258,000
                                       ------------       ------------
   Total liabilities and
    shareholders' equity               $559,296,000       $534,815,000
                                       ============       ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                           Six Months Ended April 30,
                                       -------------------------------
                                           2007               2006
                                       ------------       ------------
 Operating Activities:
   Net income                          $ 17,328,000       $ 14,291,000
   Depreciation and amortization          5,948,000          4,323,000
   Deferred income tax provision          1,848,000          1,744,000
   Minority interests' share of
    income                                7,598,000          5,469,000
   Tax benefit from stock option
    exercises                             6,899,000          2,377,000
   Excess tax benefit from stock
    option exercises                     (5,282,000)        (1,135,000)
   Stock option compensation
    expense                                 422,000            887,000
   Increase in accounts receivable       (2,737,000)        (4,519,000)
   Increase in inventories               (9,028,000)        (8,937,000)
   Decrease in current liabilities         (271,000)        (6,984,000)
   Other                                   (783,000)           (98,000)
                                       ------------       ------------
     Net cash provided by operating
      activities                         21,942,000          7,418,000
                                       ------------       ------------

 Investing Activities:
   Acquisitions and related costs,
    net of cash acquired                (13,867,000)       (32,956,000)
   Capital expenditures                  (5,721,000)        (4,622,000)
   Other                                     20,000            467,000
                                       ------------       ------------
     Net cash used in investing
      activities                        (19,568,000)       (37,111,000)
                                       ------------       ------------

 Financing Activities:
   (Payments) borrowings on
    revolving credit facility, net       (4,000,000)        27,000,000
   Cash dividends paid                   (1,022,000)          (991,000)
   Proceeds from stock option
    exercises                             1,073,000          3,785,000
   Excess tax benefit from stock
    option exercises                      5,282,000          1,135,000
   Distributions to minority
    interest owners                      (2,797,000)          (695,000)
   Other                                    (39,000)          (490,000)
                                       ------------       ------------
     Net cash (used in) provided by
      financing activities               (1,503,000)        29,744,000
                                       ------------       ------------

 Effect of exchange rate changes
  on cash                                    19,000             20,000
                                       ------------       ------------

 Net increase in cash and cash
  equivalents                               890,000             71,000
 Cash and cash equivalents at
  beginning of year                       4,999,000          5,330,000
                                       ------------       ------------
 Cash and cash equivalents at end
   of period                           $  5,889,000       $  5,401,000
                                       ============       ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590